Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Strong Second-Quarter 2021 Results, Raises Full-Year Guidance

– LINZESS® (Iinaclotide) U.S. net sales of $259 million,
an increase of 18% year-over-year –

– Total revenue of $104 million, an increase of 16% year-over-year, driven primarily by U.S. LINZESS collaboration revenue of $100 million –

– GAAP net income of $391 million, includes a $338 million non-recurring income tax benefit related to the release of the valuation allowance against the majority of the company’s deferred tax assets –

– Adjusted EBITDA of $65 million;
ended Q2 2021 with $493 million in cash and cash equivalents –

BOSTON, Mass., August 5, 2021 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported financial results for second quarter 2021 and raised full year 2021 financial guidance.

Commenting on the results, Tom McCourt, chief executive officer of Ironwood, said: “Continued exceptional execution behind a sound strategy resulted in another outstanding quarter for Ironwood. Building on the momentum of LINZESS and its impressive growth, we remain in a position of strength and confident in our future growth prospects. I am proud of our experienced leadership team and employees who continue to maintain laser focus on our strategic priorities in order to deliver important medicines to patients and value to our shareholders.”

Second Quarter 2021 Financial Highlights1

(in thousands, except for per share amounts)

	2Q 2021	2Q 2020
Total revenues	$104,031	$89,432
Total costs and expenses	38,933	56,719
GAAP net income	391,303	25,204
GAAP net income per share – basic	2.42	0.16
GAAP net income per share — diluted	2.39	0.16
Adjusted EBITDA	65,212	33,353
Non-GAAP net income	56,387	25,671
Non-GAAP net income per share – basic	0.35	0.16
Non-GAAP net income per share – diluted	0.34	0.16

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Second Quarter 2021 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the second quarter of 2021 was 40 million LINZESS capsules, a 14% increase compared to the second quarter of 2020, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $259.3 million in the second quarter of 2021, an 18% increase compared to $218.9 million in the second quarter of 2020. The increase in LINZESS U.S. net sales year-over-year was driven by prescription demand growth and favorable inventory dynamics, partially offset by net price erosion.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 72% in the second quarter of 2021 compared to 75% in the second quarter of 2020. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release regarding adjustments recorded in the second quarter of 2021.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $176.6 million in the second quarter of 2021 compared to $151.7 million in the second quarter of 2020. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	In May 2021, Ironwood announced that, with its partner AbbVie, the companies have entered into a settlement agreement with Teva Pharmaceuticals USA, Inc. (“Teva”), providing a license to Teva for its abbreviated new drug application (“ANDA”) seeking approval to market a generic version of 72 mcg LINZESS. Pursuant to the terms of the settlement, Teva will be granted a license to market its 72 mcg generic version of LINZESS in the United States beginning March 31, 2029 (subject to U.S. Food and Drug Administration (“FDA”) approval), unless certain limited circumstances, customary for settlement agreements of this nature, occur. With this settlement agreement, the companies have settled with the filers of all known ANDAs to date seeking approval to market generic versions of LINZESS.

2

–	In June 2021, Ironwood announced that The American Journal of Gastroenterology published full results from the company’s Phase IIIb clinical trial evaluating LINZESS 290 mcg on multiple abdominal symptoms in adult patients with irritable bowel syndrome with constipation (“IBS-C”). The results demonstrated that linaclotide 290 mcg administered orally once daily to adult IBS-C patients was associated with a statistically significant and clinically meaningful improvement in overall change in abdominal score compared to placebo. Ironwood reported topline results from this trial in June 2019. The full results can be found here.

•	Collaboration Revenue to Ironwood: Ironwood recorded $100.3 million in collaboration revenue in the second quarter of 2021 related to sales of LINZESS in the U.S., a 16% increase compared to $86.5 million for the second quarter of 2020. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration (in thousands, except for percentages)	Three Months Ended June 30,
	2021	2020
LINZESS U.S. net sales as reported by AbbVie	259,252	218,945
AbbVie & Ironwood commercial costs, expenses and other discounts	73,439	53,812
Commercial margin	72%	75%
AbbVie & Ironwood R&D Expenses	9,173	13,417
Total net profit on sales of LINZESS	176,640	151,716
Full brand margin	68%	69%

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (IC/BPS) and endometriosis.

–	IW-3300 is in pre-clinical development. Ironwood expects to submit an Investigational New Drug (“IND”) application with the U.S. FDA in the second half of 2021 for the initiation of a clinical trial with IW-3300 targeted in early 2022.

–	IC/BPS affects an estimated 4 to 12 million Americans, according to the Interstitial Cystitis Association. An estimated 4 million reproductive-age women in the U.S. have diagnosed endometriosis, according to a study published in Gynecologic and Obstetric Investigation. Both diseases have a limited number of treatment options available.

3

U.S. Promotional Partnerships

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. (“Alnylam”). In June 2021, the disease education and promotional agreement for Alnylam’s GIVLAARI™ (givosiran), a treatment for acute hepatic porphyria, was terminated with an effective termination date of September 30, 2021. Ironwood will remain eligible to receive royalties that are attributable to Ironwood’s promotional efforts for one year following termination.

Leadership Changes

•	In June 2021, the Ironwood Board of Directors named Tom McCourt, Ironwood’s then President and Interim Chief Executive Officer, as permanent Chief Executive Officer. Mr. McCourt was also appointed to serve on Ironwood’s Board of Directors.

•	In July 2021, Jason Rickard, Ironwood’s Senior Vice President, Chief Operating Officer, was designated principal financial officer in the interim while Ironwood conducts a comprehensive retained search for its next chief financial officer, and Ron Silver, Ironwood’s Corporate Controller, was designated principal accounting officer.

•	In August 2021, John Minardo joined Ironwood as Senior Vice President, Chief Legal Officer.

Second Quarter Financial Results

•	Total Revenues. Total revenues in the second quarter of 2021 were $104.0 million, compared to $89.4 million in the second quarter of 2020, an increase of 16% year-over-year.

–	Total revenues in the second quarter of 2021 consisted of $100.3 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $3.7 million in royalties and other revenue.

–	Total revenues in the second quarter of 2020 consisted of $86.5 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $2.9 million in royalties and other revenue.

•	Operating Expenses. Operating expenses in the second quarter of 2021 were $38.9 million, compared to $56.7 million in the second quarter of 2020.

–	Operating expenses in the second quarter of 2021 consisted primarily of $27.0 million in selling, general and administrative (“SG&A”) expenses, and $12.2 million in R&D expenses, offset by a $0.3 million adjustment to restructuring expenses.

–	Operating expenses in the second quarter of 2020 consisted primarily of $34.6 million in SG&A expenses and $22.1 million in R&D expenses.

•	Interest Expense, net of Interest and Investment Income.

–	Net interest expense was $7.6 million in the second quarter of 2021, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the second quarter of 2021 included $1.8 million in cash expense and $5.9 million in non-cash expense.

4

–	Net interest expense was $7.0 million in the second quarter of 2020, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the second quarter of 2020 included $1.8 million in cash expense and $5.5 million in non-cash expense.

•	Loss on Derivatives. Ironwood recorded a loss on derivatives of $3.2 million in the second quarter of 2021 as a result of the change in fair value of its convertible note hedges and note hedge warrants. Ironwood recorded a loss on derivatives of $0.5 million in the second quarter of 2020 as a result of the change in fair value of its convertible note hedge and note hedge warrants.

•	Income Tax Benefit. Ironwood recorded $336.9 million of income tax benefit in the second quarter of 2021, primarily related to the release of its valuation allowance against the majority of its deferred tax assets. Ironwood did not record any income tax expense or benefit in the second quarter of 2020.

•	GAAP Net Income. GAAP net income was $391.3 million, or $2.42 per share (basic) and $2.39 per share (diluted), in the second quarter of 2021 compared to GAAP net income of $25.2 million, or $0.16 per share (basic and diluted), in the second quarter of 2020.

•	Non-GAAP Net Income. Non-GAAP net income was $56.4 million, or $0.35 per share (basic) and $0.34 per share (diluted), in the second quarter of 2021, compared to non-GAAP net income of $25.7 million, or $0.16 per share (basic and diluted), in the second quarter of 2020.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and the income tax benefit related to the release of the valuation allowance against the majority of deferred tax assets in the second quarter of 2021. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $65.2 million in the second quarter of 2021, compared to $33.4 million in the second quarter of 2020.

–	Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes and restructuring expenses from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the second quarter of 2021 with $492.7 million of cash and cash equivalents.

–	Ironwood generated $48.6 million in cash from operations in the second quarter of 2021, compared to $20.1 million in cash from operations in the second quarter of 2020.

5

•	Ironwood 2021 Financial Guidance

Ironwood is raising its 2021 financial guidance due to the growth in U.S. LINZESS prescription demand. The Company now expects:

	Prior 2021 Guidance	Updated 2021 Guidance
U.S. LINZESS Net Sales Growth	3% to 5%	6% to 8%
Total Revenue	$370 to $385 million	$390 to $410 million
Adjusted EBITDA[1]	>$190 million	>$210 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes and restructuring expenses from GAAP net income.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, restructuring expense, and the release of the Company’s valuation allowance against the majority of deferred tax assets. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	The income tax benefit associated with the valuation allowance release in the second quarter of 2021 is a non-cash, non-recurring accounting recognition event, and does not affect the company’s ability to utilize its historical net operating losses and tax credit carryforwards to offset future taxable income.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes and restructuring expenses from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

6

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, August 5, 2021 to discuss its second quarter 2021 results and recent business activities. Individuals interested in participating in the call should dial (833) 350-1432 (U.S. and Canada) or (647) 689-6932 (international) using conference ID number and event passcode 2598317. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on August 5, 2021 running through 11:59 p.m. Eastern Time on August 19, 2021. To listen to the replay, dial (800) 585-8367 (U.S. and Canada) or (416) 621-4642 (international) using conference ID number 2598317. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Under the guidance of our seasoned industry leaders, we continue to build upon our history of GI innovation and challenge what has been done before to shape what the future holds. We keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

7

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of guanylate cyclase-C (“GC-C”) agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

8

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

9

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the Company’s ability to execute on its mission; the Company’s strategy, business, financial position and operations; the demand, development, commercial availability and commercial potential of linaclotide and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; the potential for linaclotide to offer IBS-C patients relief from overall multiple symptoms with IBS-C; the efficacy and safety of linaclotide; the potential of IW-3300 to be an effective treatment of visceral pain conditions and the size of the IC/BPS and endometriosis populations, as well as our plans to submit an IND with the U.S. FDA and, assuming IND approval, to advance IW-3300 into clinical development (including the timing and results thereof); and our financial performance and results, and guidance and expectations related thereto, including expectations related to U.S. LINZESS net sales growth, total revenue and adjusted EBITDA. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide and our product candidates; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading "Risk Factors" and elsewhere in Ironwood's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in our subsequent SEC filings.

Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table and related footnotes accompanying this press release. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with AbbVie in assessing the product’s performance and calculates it based on inputs from both Ironwood and AbbVie. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors:

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

10

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$492,699	$362,564
Accounts receivable, net	102,252	122,351
Prepaid expenses and other current assets	12,320	9,189
Restricted cash, short-term	1,735	1,735
Convertible note hedges	11,262	-
Total current assets	620,268	495,839
Restricted cash, net of current portion	485	485
Accounts receivable, net of current portion	23,706	23,401
Property and equipment, net	8,105	8,929
Operating lease right-of-use assets	15,975	16,576
Convertible note hedges	-	13,065
Deferred tax assets	337,800	-
Other assets	879	943
Total assets	$1,007,218	$559,238
Liabilities and Stockholders’ Equity
Accounts payable	$466	$661
Accrued research and development costs	1,638	1,898
Accrued expenses and other current liabilities	16,253	26,486
Current portion of operating lease liabilities	3,161	3,128
Current portion of convertible senior notes	112,852	-
Total current liabilities	134,370	32,173
Note hedge warrants	11,061	12,088
Convertible senior notes	329,155	430,256
Operating lease liabilities, net of current portion	19,394	20,318
Other liabilities	1,482	1,763
Total stockholders’ equity	511,756	62,640
Total liabilities and stockholders’ equity	$1,007,218	$559,238

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Collaborative arrangements revenue	$103,386	$89,423	$192,051	$163,868
Sale of active pharmaceutical ingredient	645	9	825	5,507
Total revenues	104,031	89,432	192,876	169,375
Costs and expenses:
Cost of revenues	-	-	-	2,239
Research and development	12,163	22,076	27,647	50,103
Selling, general and administrative	27,052	34,643	54,704	71,093
Restructuring expenses	(282)	-	29	-
Total cost and expenses	38,933	56,719	82,380	123,435
Income from operations	65,098	32,713	110,496	45,940
Other (expense) income:
Interest expense	(7,732)	(7,318)	(15,358)	(14,538)
Interest and investment income	172	276	368	1,053
Loss on derivatives	(3,166)	(467)	(776)	(3,933)
Other income	-	-	-	27
Other expense, net	(10,726)	(7,509)	(15,766)	(17,391)
Income before income taxes	54,372	25,204	94,730	28,549
Income tax benefit	336,931	-	336,499	-
GAAP net income	$391,303	$25,204	$431,229	$28,549

GAAP net income per share — basic	$2.42	$0.16	$2.67	$0.18

GAAP net income per share — diluted	$2.39	$0.16	$2.64	$0.18

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income	$391,303	$25,204	$431,229	$28,549
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	3,166	467	776	3,933
Restructuring expenses	(282)	-	29	-
Valuation allowance release	(337,800)	-	(337,800)	-
Non-GAAP net income	$56,387	$25,671	$94,234	$32,482

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income per share –basic	$2.42	$0.16	$2.67	$0.18
Adjustments to GAAP net income per share (as detailed above)	(2.07)	-	(2.09)	0.02
Non-GAAP net income per share –basic	$0.35	$0.16	$0.58	$0.20

Weighted average number of common shares used to calculate net income per share — basic	161,948	159,407	161,460	158,890

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income per share –diluted	$2.39	$0.16	$2.64	$0.18
Adjustments to GAAP net income per share (as detailed above)	(2.05)	-	(2.07)	0.02
Non-GAAP net income per share –diluted	$0.34	$0.16	$0.57	$0.20

Weighted average number of common shares used to calculate net income per share — diluted	163,495	159,920	163,134	160,032

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income	$391,303	$25,204	$431,229	$28,549
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	3,166	467	776	3,933
Restructuring expenses	(282)	-	29	-
Interest expense	7,732	7,318	15,358	14,538
Interest and investment income	(172)	(276)	(368)	(1,053)
Income tax benefit	(336,931)	-	(336,499)	-
Depreciation and amortization	396	640	806	1,322
Adjusted EBITDA	$65,212	$33,353	$111,331	$47,289

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie[2]	$259,252	$218,945	$474,651	$411,767
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	73,439	53,812	130,950	109,894
Commercial profit on sales of LINZESS	$185,813	$165,133	$343,701	$301,873
Commercial Margin[4]	72%	75%	72%	73%

Ironwood’s share of net profit[5]	92,906	82,567	171,850	150,937
Reimbursement for Ironwood’s selling, general and administrative expenses[6]	7,401	3,936	14,406	12,610
Adjustments to reconcile Ironwood’s previously reported share of net profit in conformance with AbbVie revenue recognition accounting policies and reporting conventions	-	-	-	(5,902)
Ironwood’s collaborative arrangement revenue[2]	$100,307	$86,503	$186,256	$157,645

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 In connection with its acquisition of Allergan in the second quarter of 2020, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods between January 1, 2019 and March 31, 2020, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments from AbbVie.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales. Ironwood has recalculated commercial margin in connection with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

6 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with AbbVie. Excludes an insignificant amount for each of the three and six months ended June 30, 2021, respectively, and excludes an insignificant amount and $0.4 million for the three and six months ended June 30, 2020, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with AbbVie.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie[2]	$259,252	$218,945	$474,651	$411,767
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	73,439	53,812	130,950	109,894
AbbVie & Ironwood R&D Expenses[4]	9,173	13,417	18,647	28,199
Total net profit on sales of LINZESS[5]	$176,640	$151,716	$325,054	$273,674

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 In connection with its acquisition of Allergan in the second quarter of 2020, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods between January 1, 2019 and March 30, 2020, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).